EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Administrative Committee

Wayne Savings 401(k) Retirement Plan

We consent to the incorporation by reference in the Registration Statements (File No. 33-45673 and 333-146244) on Form S-8 of Wayne Savings Bancshares, Inc. of our report dated June 24, 2014 relating to the statements of net assets available for benefits of Wayne Savings 401(k) Retirement Plan as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended, which appears in this December 31, 2013 annual report on Form 11-K.

/s/ SS&G, Inc.

June 24, 2014

Cleveland, Ohio

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